EXHIBIT 5.1
Kirkpatrick & Lockhart Nicholson Graham LLP
Henry W. Oliver Building
535 Smithfield Street
Pittsburgh, PA 15222
April 20, 2006
WESCO Distribution, Inc.
WESCO International, Inc.
225 West Station Square Drive
Suite 700
Pittsburgh, Pennsylvania 15219
     Re: Registration Statement on Form S-4
Ladies and Gentlemen:
We have acted as counsel to WESCO Distribution, Inc., a Delaware corporation (“WESCO Distribution”), and WESCO International, Inc., a Delaware corporation (“WESCO International”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by WESCO Distribution and WESCO International with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by WESCO Distribution of $150,000,000 aggregate principal amount of its 7.50% Senior Subordinated Notes due 2017 (the “Exchange Notes”) and by WESCO International of its guarantee of the Exchange Notes (the “Guarantee”). The Exchange Notes and the Guarantee are proposed to be issued in accordance with the provisions of the Indenture, dated as of September 27, 2006 (the “Indenture”), by and among WESCO Distribution, WESCO International and J.P. Morgan Trust Company, National Association, as trustee.
In connection with rendering the opinions set forth below, we have examined the Registration Statement, the Prospectus contained therein, the Indenture, the Certificate of Incorporation and By-laws of WESCO Distribution, the Restated Certificate of Incorporation and By-laws of WESCO International and resolutions adopted by the respective Boards of Directors of WESCO Distribution and WESCO International, and we have made such other investigation as we have deemed appropriate. We have examined and relied on certificates of public officials. We have not independently established any of the facts so relied on.
For the purposes of this opinion letter we have assumed that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original, and that all signatures (other than signatures on behalf of WESCO Distribution or WESCO International) on each such document are genuine. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on (other than WESCO Distribution and WESCO International) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of those assumptions.
We are opining herein as to the effect of the laws of the State of New York, other than its law relating to choice of law, and the Delaware General Corporation Law. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any other jurisdiction, or the local laws of any jurisdiction.
Based on the foregoing, and subject to the foregoing and the additional qualifications and other matters set forth below, it is our opinion that the Exchange Notes and the Guarantee, when (a) WESCO Distribution’s outstanding 7.50% Senior Subordinated Notes due 2017 and the guarantee thereof by WESCO International have been exchanged in the manner described in the Registration Statement, (b) the Exchange Notes and the Guarantee have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture, (c) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (d) all applicable provisions of “blue sky” laws have been complied with, will constitute valid and binding obligations of WESCO Distribution and WESCO International, as applicable, enforceable against WESCO Distribution and WESCO International, as applicable, in accordance with their terms, under the laws of the State of New York which are expressed to govern the same, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law), and will be entitled to the benefits of the Indenture.
     Regarding the Guarantee in particular, we note that guaranties are subject to particularly close scrutiny and strict construction. Further, any waiver of defenses by WESCO International may be enforceable as to defenses which WESCO Distribution could raise but may not be enforceable as to defenses which could be raised by WESCO International alone.
     The foregoing opinions are rendered as of the date of this letter. We assume no obligation to update or supplement any of such opinions to reflect any changes of law or fact that may occur. We hereby consent to the reference to us in the Registration Statement under the caption “Legal Matters.”

Yours truly,

/s/ Kirkpatrick & Lockhart Nicholson Graham LLP